Exhibit 21.0

SUBSIDIARIES OF ALICO, INC.

Name of Subsidiary	State of Organization

Alico Land Development, Inc.	Florida
Alico Fruit Company, LLC	Florida
Alico-Agri, LTD.	Florida
Alico Plant World LLC	Florida
Alico Citrus Nursery, LLC	Florida
734 Citrus Holdings, LLC	Florida
734 LMC Groves, LLC	Florida
734 BLP Groves, LLC	Florida
734 CO-OP Groves LLC	Florida
734 Harvest LLC	Florida
Alico Chemical Sales LLC	Florida
Alico Skink Mitigation LLC	Florida
Alico Ranch LLC	Florida
Alico Natural Resources LLC	Florida
Alico Industries, Inc.	Florida
Alico Merger Sub, Inc.	Florida
Citree Holdings LLC	Delaware